Exhibit 99.1
2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE May 1, 2013	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Reports First Quarter 2013 Results

HOUSTON, TX – (May 1, 2013) Cal Dive International, Inc. (NYSE: DVR) reported a first quarter 2013 loss of $17.7 million, or $0.19 per diluted share, on revenues of $80.9 million.  This compares to a loss of $24.3 million, or $0.26 per diluted share, on revenues of $60.0 million for the first quarter 2012.  For the first quarter 2013, the Company reported EBITDA of negative $6.5 million compared to negative $12.0 million for the first quarter 2012.

Financial Highlights

•
Backlog:  Contracted backlog was $221 million as of March 31, 2013.  This compares to backlog of $172 million at December 31, 2012 and $260 million at March 31, 2012.  Of this backlog, $168 million relates to international work with the remainder relating to work in the U.S. Gulf of Mexico and 85% is expected to be performed in 2013.

•
Revenues:  First quarter 2013 revenues increased by $20.9 million to $80.9 million compared to the first quarter 2012.  The 35% increase in revenues is primarily attributable to the Uncle John working for nearly the entire quarter compared to no utilization during the same quarter last year due to its regulatory drydock.  Also, higher revenue in Australia from increased activity and a large lump sum project as well as activity in West Africa provided significant revenue growth from last year.  These increases were offset by lower utilization and pricing for the Company's domestic diving fleet and low construction activity.

•
Gross Loss: First quarter 2013 gross loss was $11.5 million, an improvement of $4.9 million, or 30%, compared to the first quarter 2012.  The improvement from last year is primarily attributable to the Uncle John utilization and the bareboat charter of the Kestrel in Mexico.  These improvements were offset by the deterioration in domestic diving results as well as a loss incurred on a lump sum project in Australia due to project scheduling changes with demobilization of third party equipment and cost overruns from adverse weather, in the form of cyclones, during project execution.

•
G&A: First quarter 2013 G&A decreased by $1.6 million to $11.9 million as compared to first quarter 2012.  The decrease is primarily due to lower stock based compensation expense and headcount reductions relating to the continuing effect of cost savings initiatives implemented in mid-2012.  As a percentage of revenues, G&A was 14.7% for the first quarter 2013 compared to 22.5% for the first quarter 2012.

•
Interest Expense: First quarter 2013 net interest expense increased by $2.3 million to $4.6 million as compared to first quarter 2012, primarily due to the non-cash interest expense relating to the accretion of the debt discount on the Company's convertible debt.

•
Income Tax: The effective tax benefit rate for the first quarter 2013 was 32.9% compared to a tax benefit rate of 25.1% for the first quarter 2012.  The lower tax benefit rate for first quarter 2012 was due to a larger portion of pre-tax loss being generated in tax jurisdictions with lower tax rates in the first quarter 2012 compared to the first quarter 2013.

•
Balance Sheet:  As of March 31, 2013, total debt consisted of $86.25 million in convertible notes, $41.5 million under a term loan and $32.7 million outstanding under a revolving credit facility.  Cash and cash equivalents were $11.1 million, for a net debt position of $149.3 million at March 31, 2013, compared to net debt positions of $151.8 million at December 31, 2012 and $160.8 million at March 31, 2012.  The net secured debt amount that is subject to financial covenants was $64.1 million at March 31, 2013 and $65.5 million at December 31, 2012.  Total debt presented on the consolidated balance sheet is net of a debt discount of $21.8 million on the Company's convertible debt.

Subsequent to March 31, 2013, the Company sold one of its Louisiana shore-based facilities for net proceeds of $6.1 million and certain dive equipment for $3.4 million, of which $1.7 million has been received with the remainder expected to be received before the end of 2013.  These proceeds were used to repay a portion of the Company's term loan.  As of May 1, 2013, the Company has $33.7 million outstanding under the term loan.

Commenting on the results, Cal Dive's Chairman, President and Chief Executive Officer, Quinn Hébert, stated, "Although first quarter results were generally in line with our revised expectations, we were disappointed with how the market unfolded during the winter season in the Gulf of Mexico.  Also, the loss on a lump sum project in Australia was an unexpected strain on the quarter.

"However, we were very pleased with activity on the Uncle John during the first quarter and customer interest in the capabilities of this proven asset is high.  We believe this asset will continue to be a lower cost alternative for customers with light well intervention needs.  Also, international revenues were very strong, doubling over the first quarter 2012, and accounting for 73% of our first quarter 2013 revenues."

Mr. Hébert continued, "We still have limited visibility coming out of the winter season for the Gulf of Mexico.  But we are pleased with the award of the large Pemex project previously announced and are excited about potential additional awards coming out of a very busy bidding season for Pemex.  Substantial work in Mexico and other international awards and opportunities further our goal of international growth to diversify our business.  We expect our current international bidding activity to lead to work to be performed mostly in the third and fourth quarters of 2013 and into 2014 providing improvement over the same periods of 2012.  Regarding the second quarter, we expect our domestic activity to increase in the second half of the quarter with the summer work season commencing, and we will continue to realize the benefits of our cost savings initiatives."

Conference Call Information

Further details will be provided during Cal Dive's conference call, scheduled for 9:00 a.m. Central Time tomorrow, May 2, 2013.  The teleconference dial-in numbers are:  (866) 953-6857 (domestic), (617) 399-3481 (international), passcode 29559144. Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at www.caldive.com.

A replay of the call will also be available from the Investor Relations-Audio Archives page.  A telephonic replay of the conference call will be available beginning approximately two hours after the completion of the conference call and will remain available for one week. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 49723057.

About Cal Dive International, Inc.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of surface and saturation dive support vessels and construction barges.

Cautionary Statement

This press release may include "forward-looking" statements that are generally identifiable through the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that are made regarding earnings expectations. The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur. These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors, including intense competition and pricing pressure in the Company's industry, the risks of cost overruns on fixed price contracts, the uncertainties inherent in competitive bidding for work, the operational risks inherent in the Company's business, risks associated with the Company's increasing presence internationally, and other risks detailed in the Company's most recently filed Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES Condensed Consolidated Statements of Operations (in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012
	(unaudited)

Revenues	$80,919	$60,017
Cost of sales	92,436	76,437
Gross loss	(11,517)	(16,420)
General and administrative expenses	11,909	13,492
Asset impairment	125	1,351
Loss on sale of assets	20	189
Operating loss	(23,571)	(31,452)
Interest expense, net	4,632	2,300
Interest expense - adjustment to conversion feature of convertible debt	63	-
Other (income) expense, net	79	(341)
Loss before income taxes	(28,345)	(33,411)
Income tax benefit	(9,319)	(8,389)
Net loss	(19,026)	(25,022)
Loss attributable to noncontrolling interest	(1,376)	(717)
Loss attributable to Cal Dive	$(17,650)	$(24,305)

Loss per share attributable to Cal Dive:
Basic and diluted	$(0.19)	$(0.26)

Weighted average shares outstanding:
Basic and diluted	93,732	92,677

Other financial data:
Depreciation and amortization	$14,180	$14,636
Non-cash stock compensation expense	1,448	2,378
EBITDA	(6,521)	(11,954)

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2013	2012
ASSETS	(unaudited)

Current assets:
Cash	$11,050	$8,343
Accounts receivable, net	103,220	135,205
Other current assets	35,540	36,361
Total current assets	149,810	179,909

Net property and equipment	415,034	423,536

Other assets, net	26,724	27,228
Total assets	$591,568	$630,673

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$69,160	$73,480
Other current liabilities	35,113	37,995
Current maturities of long-term debt	4,821	4,219
Total current liabilities	109,094	115,694

Long-term debt	133,783	133,116
Derivative liability for conversion feature of convertible debt	22,519	22,456
Other long-term liabilities	75,782	91,132
Total liabilities	341,178	362,398

Total equity	250,390	268,275

Total liabilities and equity	$591,568	$630,673

Reconciliation of Non-GAAP Financial Measures For the Periods Ended March 31, 2013 and 2012 (in thousands)

     In addition to net income, one primary measure that the Company uses to evaluate financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. The Company includes other non-cash items and adjustments in its definition of EBITDA outlined below.  The Company uses EBITDA to measure operational strengths and the performance of its business and not to measure liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, the Company's EBITDA may not be comparable to similarly titled measures of other companies.

     The Company believes EBITDA is useful as a measurement tool because it helps investors evaluate and compare operating performance from period to period by removing the impact of capital structure (primarily interest charges from outstanding debt) and asset base (primarily depreciation and amortization of vessels) from operating results. The Company's management uses EBITDA in communications with lenders, rating agencies and others, concerning financial performance.

     The following table presents a reconciliation of EBITDA to income (loss) attributable to Cal Dive, which is the most directly comparable GAAP financial measure of the Company's operating results:

(all amounts in thousands)	Three Months Ended
	March 31,
	2013	2012
EBITDA (unaudited)	$(6,521)	$(11,954)

Less: Depreciation & amortization	14,180	14,636
Less: Income tax benefit	(9,319)	(8,389)
Less: Net interest expense	4,632	2,300
Less: Interest expense - conversion feature adjustment	63	-
Less: Non-cash stock compensation expense	1,448	2,378
Less: Severance charges	-	75
Less: Non-cash impairment charges	125	1,351
Loss Attributable to Cal Dive	$(17,650)	$(24,305)

	As of 3/31/13
Total Debt (1)	$160,401
Less: Cash	(11,050)
Net Debt	$149,351

(1) Total debt consists of outstanding balances on revolver, term loan and the principal amount of convertible debt.